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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       HAIGHTS CROSS COMMUNICATIONS, INC.

         HAIGHTS CROSS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Haights Cross Communications, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 12, 1999 (the "Original Certificate of Incorporation").

         2. This Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") which amends, restates and integrates the provisions of the Original Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

         3. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

                                    ARTICLE I

         The name of the Corporation is Haights Cross Communications, Inc.

                                   ARTICLE II

         The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
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                                   ARTICLE IV

         The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 40,000,000, consisting of (i) 10,000,000 shares of preferred stock, par value $.001 per share, of which (A) 30,000 shares shall be designated Series A Preferred Stock, par value $.001 per share ("Series A Preferred Stock"), (B) 6,000,000 shares shall be designated Series B Senior Preferred Stock, par value $.001 per share ("Series B Preferred Stock"), and (C) 3,970,000 shares shall be undesignated preferred stock, par value $.001 per share (the "Undesignated Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"), and (ii) 30,000,000 shares of common stock, par value $.001 per share ("Common Stock").

         The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

                           A. SERIES A PREFERRED STOCK

         1. Designation. A total of 30,000 shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"). All of the preferential amounts to be paid to the holders of the Series A Preferred Stock as provided in this Section A shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any other equity securities of the Corporation, whether now or hereafter authorized, other than any securities of the Corporation ranking senior to or on a parity with the Series A Preferred Stock in connection with any event referred to in Section A.4 or Section A.5.

         2. Election of Directors; Voting.

                  (a) Election of Directors. The holders of outstanding shares of Series A Preferred Stock shall be entitled to vote for all Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the same number of votes specified in Section A.2(b).

                  (b) Voting Generally. Each share of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held, with appropriate adjustments for stock splits, stock dividends, recapitalizations and the like. Each holder of shares of



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         Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.6) or by law.

         3. Dividends. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends on the Series A Preferred Stock in cash at the rate per annum of eight percent (8%) compounded quarterly subject to proration for partial years on the basis of a 365-day year (a "Series A Cumulative Dividend"). Such dividends will accumulate quarterly in arrears commencing as of the date of issuance of the Series A Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series A Cumulative Dividends shall become due and payable with respect to any share of Series A Preferred Stock as provided in Section A.4 and Section A.5. Dividends paid in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. So long as any shares of Series A Preferred Stock are outstanding and the Series A Cumulative Dividends have not been paid in full in cash: (a) no dividend whatsoever (other than stock dividends) shall be paid or declared, and no distribution shall be made, on any Common Stock or other capital stock of the Corporation ranking with regard to dividend rights or rights upon a Liquidation Event (as defined below) junior to the Series A Preferred Stock; and (b) except as permitted by Section A.6(b), no shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section A.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock.

         4. Liquidation.

                  (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Series A Preferred Stock, an amount in cash equal to the sum of (i) $1,000.00 per share of Series A Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock), plus

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         (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Series A Preferred Stock is then entitled, if any, pursuant to Section A.3 hereof, plus (c) any interest accrued pursuant to Section A.5(c) to which such holder of outstanding shares of Series A Preferred Stock is entitled, if any (the sum of clauses
         (i), (ii) and (iii) being referred to herein as the "Series A Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Series A Liquidation Preference Amount are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

                  (b) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Series A Preferred Stock notice in accordance with Section A.7 hereof, together with a certificate prepared by the chief financial officer or chief executive officer of the Corporation describing in detail the facts of such Liquidation Event and stating in detail both the amount(s) per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof and the facts upon which such amounts were determined.

         5. Redemption.

                  (a) Redemption Events

                           (i) Redemption After Twenty Years. On any one
                  occasion on or after December 31, 2019, any holder of Series A Preferred Stock may require the Corporation to redeem, out of funds legally available therefor, up to one hundred percent (100%) of the outstanding shares of Series A Preferred Stock held by such holder at such time. The foregoing elections shall be made by such holders giving the Corporation and each of the other holders of Series A Preferred Stock not less than fifteen (15) business days prior written notice, which notice shall set forth the date for such redemption.

                           (ii) Redemption Upon Agreement. The outstanding
                  shares of Series A Preferred Stock may be redeemed, in whole or in part, by the Corporation upon the agreement of the Corporation and the holder or holders of a majority of the outstanding shares of Series A Preferred Stock and the holder or holders of a majority of the outstanding shares of Series B Preferred Stock; provided, that nothing in this Section A.5(b)(ii) shall obligate the Corporation or such holder or holders to agree to any such redemption and; provided further, that any redemption in part shall be made pro rata among the holders of the Series A Preferred Stock.

                  (b) Redemption Date; Redemption Price. Any date upon which a redemption shall actually occur in accordance with Section A.5(a) shall be referred to as a "Series A



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         Redemption Date." The redemption price for each share of Series A
         Preferred Stock redeemed pursuant to this Section A.5 shall be the per share Series A Liquidation Preference Amount (the "Series A Redemption Price"); provided, that if at a Series A Redemption Date shares of Series A Preferred Stock are unable to be redeemed (as contemplated by Section A.5(c) below), then holders of Series A Preferred Stock shall also be entitled to dividends and interest pursuant to Section A.5(c). The aggregate Series A Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the Series A Redemption Date (subject to Section A.5(c)). Until the aggregate Series A Redemption Price has been paid for all shares of Series A Preferred Stock redeemed as of the applicable Series A Redemption Date: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking with regard to dividend rights and rights upon a Liquidation Event junior to the Series A Preferred Stock; and (ii) except as permitted by Section A.6(b), no shares of capital stock of the Corporation (other than the Series A Preferred Stock in accordance with this Section A.5) ranking with regard to dividend rights and rights upon a Liquidation Event junior to the Series A Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

                  (c) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock subject to redemption on the applicable Series A Redemption Date, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the respective number of shares of Series A Preferred Stock that otherwise would have been redeemed if all shares of the Series A Preferred Stock had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Series A Redemption Date (but which it has not redeemed) at the Series A Redemption Price together with any accrued interest thereon as provided below. If any shares of Series A Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Series A Redemption Price on all shares of Series A Preferred Stock required to be so redeemed, all such shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A Redemption Price for the unredeemed portion at an aggregate per annum rate equal to fifteen percent (15%), with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any

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         provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Series A Redemption Date.

                  (d) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer; provided, however, that if a holder of Series A Preferred Stock has exercised its redemption right pursuant to Section A.5(a)(i) or the Corporation is prohibited from redeeming all shares of Series A Preferred Stock to be redeemed as provided in Section A.5(c), such holder shall, in addition to the payment of the portion of the applicable Series A Redemption Price that the Corporation is not prohibited from paying by certified check or wire transfer, receive a new stock certificate for those shares of Series A Preferred Stock not so redeemed.

         6. Covenants. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, or the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock at a meeting of the holders of the Series A Preferred Stock called for such purpose:

                  (a) amend, alter, waive or repeal any provision of the Certificate of Incorporation (by merger or otherwise), other than with respect to the Series B Preferred Stock, so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock; provided, that any such amendment that decreases the dividend payable on, or the Series A Liquidation Preference Amount of, the Series A Preferred Stock, or amends the second proviso to Section 5(a)(ii), shall require the written consent or affirmative vote of holders of each share of Series A Preferred Stock, and any amendment which affects the rights of the holders of Series B Preferred Stock pursuant to
         Section 5(a)(ii) shall require the written consent or affirmative vote of a majority of the holders of the outstanding

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         shares of Series B Preferred Stock;

                  (b) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Series A Preferred Stock (other than the Series B Preferred Stock) with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create authorize and issue any such prior or parity securities for the purpose of utilizing the proceeds from the issuance thereof to redeem or repurchase of all outstanding shares of Series A Preferred Stock in accordance with the terms hereof;

                  (c) merge or consolidate, or sell, exchange or convey all or substantially all of the assets, property or business of the Corporation unless, in the case of a merger or consolidation, (i) if the Corporation is not the surviving corporation, the seniority, rights, powers and preferences of the Series A Preferred Stock continue unimpaired and on identical terms after such transaction or (ii) the surviving corporation has a Consolidated Net Worth (immediately following any such transaction) at least equal to that of the Corporation immediately prior to such transaction.

         "CONSOLIDATED NET WORTH" means at any date and with respect to any person, the consolidated stockholders' equity of such person and its consolidated subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 10, 1999 in the book value of any asset owned by such person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and all equity investments in persons which are not subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

                  (d) In exercising the voting rights set forth in this Section A.6, each share of Series A Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of Series A Liquidation Preference Amount or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

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                  Further, the Corporation shall not, by amendment of this
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation against impairment. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

         7. Notice.

                  (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4) or any event described in Section A.6(a), (b) or (c) becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock or their designated representative at least forty-five (45) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event or other event is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

                  (b) Waiver of Notice. The holder or holders of not less than sixty-six and two- thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

                  (c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series A Preferred Stock.

         8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be



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reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         9. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, by one or more actions for specific performance.


         10. Rank Relative to Series B Preferred Stock. The Series A Preferred Stock shall, with respect to dividend rights, rights on liquidation, dissolution, winding up, redemption and otherwise, rank junior to the Series B Preferred Stock.

                       B. SERIES B SENIOR PREFERRED STOCK

         1. Number and Designation. 6,000,000 shares of the Preferred Stock of the Corporation shall be designated as Series B Senior Preferred Stock, par value $.001 per share (the "Series B Preferred Stock").

         2. Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes of or series of common stock of the Corporation, including the Corporation's Common Stock and the Series A Preferred Stock of the Corporation, and each other class of capital stock of the Corporation, the terms of which do not expressly provide that such class shall rank senior to, or on a parity with, the Series B Preferred Stock or the terms of which do not specify any rank relative to the Series B Preferred Stock. All equity securities of the Corporation to which the Series B Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "Junior Securities." All equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "Parity Securities." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

         3. Dividends.

                  (a) (i) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections B.3(a)(ii) and (iii) hereof) at a rate equal to (the "Dividend Rate") 16% per annum (computed on the basis of a 360 day year). In the event the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred Stock

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                  pursuant to Section B.5(c)(ii) or B.5(d), the Dividend Rate as
                  provided above shall increase by .50% per quarter (each, a "Default Dividend") for each quarter or portion thereof following the date on which such redemption was required to be made until cured, provided that the aggregate increase shall not exceed 2%. In the event the Corporation is unable or shall fail to discharge its obligation to redeem that number of shares of Series B Preferred Stock required to be redeemed pursuant to Section B.5(e), the Dividend Rate as provided above shall increase by an aggregate of 1.0% (in addition to any applicable Default Dividends) for so long as such obligation has not been discharged. Such dividends shall be payable in the manner set forth below in Sections B.3(a)(ii) and (iii) quarterly on March 31, June 30, September 30, and December 31 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "Dividend Payment Date" and each such quarterly period being a "Dividend Period"). Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

                           (ii) Prior to the first Dividend Payment Date after
                  the fifth anniversary of the issuance of the Series B Preferred Stock (or such earlier Dividend Payment Date as the Corporation shall elect) (either such date being referred to as the "Cash Pay Date"), dividends shall not be payable in cash to holders of shares of Series B Preferred Stock but shall, subject to Section B.3(b) hereof, be payable through accretion to the Liquidation Value of such shares in accordance with Section B.4(a) hereof.

                           (iii) Following the Cash Pay Date, each such dividend
                  shall be payable in cash on the Liquidation Value per share of the Series B Preferred Stock, in equal quarterly amounts (to which the Default Dividend, if any, shall be added), to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Following the Cash Pay Date, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (b) At the written request of the holders of a majority of the shares of Series B Preferred Stock, the Corporation shall, commencing on the first Dividend Payment Date after such request and ending on the Cash Pay Date, be required to pay all dividends on shares of Series B Preferred Stock by the issuance of additional shares of Series B Preferred Stock ("Additional Shares"). The Additional Shares shall be identical to all

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         other shares of Series B Preferred Stock, except as set forth in
         Section B.4. For the purposes of determining the number of Additional Shares to be issued as dividends pursuant to this Section B.3(b), such Additional Shares shall be valued at their applicable Liquidation Value as provided in Section B.4(c).

                  (c) Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Series B Preferred Stock. Except as provided in this Section B.3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

                  (d) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment or other distribution declared or made upon Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless, in each case (to the extent such dividends on the Series B Preferred Stock are payable in cash), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on, or the acquisition of, as applicable, such class or series of Parity Securities. When (to the extent such dividends are payable in cash) dividends on the Series B Preferred Stock are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall (in each case, to the extent payable in cash) be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such Parity Securities.

                  (e) So long as any shares of the Series B Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior

         Securities), unless in each case (i) the full cumulative dividends on all outstanding shares of the Series B Preferred Stock and any other Parity Securities shall (to the extent payable in cash) have been paid or set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) (to the extent payable in cash) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the current dividend period with respect to such Parity Securities.

         4. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series B Preferred Stock shall be entitled to receive an amount equal to the Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "Liquidation Value" on any date means, with respect to (x) any share of Series B Preferred Stock other than any Additional Shares, the sum of (1) $25.00 per share and (2) the aggregate of all dividends accrued on such share until the most recent Dividend Payment Date upon which an accretion to Liquidation Value has occurred (or if such date is a Dividend Payment Date upon which an accretion to Liquidation Value has occurred, such date), provided that in the event of an actual liquidation, dissolution or winding up of the Corporation or the redemption of any shares of Series B Preferred Stock pursuant to Section B.5 hereunder, the amount referred to in (2) shall be calculated by including dividends accruing, to the extent dividends are then accruing, to the actual date of such liquidation, dissolution or winding up or the redemption date, as the case may be, rather than the Dividend Payment Date referred to above and, provided further that in no event will dividends accrue beyond the earlier of (i) the Cash Pay Date and (ii) the most recent Dividend Payment Date prior to the Dividend Payment Date on which dividends on the Series B Preferred Stock are payable in Additional Shares (except that in the event of an actual liquidation, dissolution or winding up of the Corporation or the redemption of any shares of Series B Preferred Stock pursuant to Section B.5 hereunder, the amount referred to in (ii) shall be calculated by including dividends accruing, to the extent dividends are then accruing, to the actual date of such liquidation, dissolution or winding up or the redemption date, as the case may be), and (y) any Additional Share, the applicable Liquidation Value. All accretions to Liquidation Value will be calculated using compounding on a quarterly basis. Except as provided in the preceding sentences, holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. For the purposes of this Section B.4, (i) a consolidation or merger of the Corporation with one or more corporations or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section B.4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

                  (c) The applicable Liquidation Value of any Additional Shares shall be the Liquidation Value of Series B Preferred Stock outstanding immediately prior to the first Dividend Payment Date occurring after a request for payment in Additional Shares has been made in accordance with Section B.3(b).

         5. Redemption.

                  (a) Redemption at the Option of the Corporation Upon Consummation of Initial Public Offering. Subject to Section B.5(e) and prior to December 10, 2002, the Corporation may, at its option, to the extent the Corporation shall have funds legally available for such payment, redeem shares of Series B Preferred Stock, in whole but not in part, at a redemption price per share equal to 116% of the Liquidation Value of such share, in cash, with accrued and unpaid cash dividends thereon, if any, to the date fixed for redemption, without interest, provided that the Corporation shall not redeem any shares of Series B Preferred Stock pursuant to this Section B.5(a) unless (i) prior to such redemption the Corporation's initial Public Offering shall have been consummated and (ii) the aggregate redemption price of the shares of Series B Preferred Stock redeemed pursuant to this Section B.5(a) does not exceed the net proceeds received by the Corporation in such initial Public Offering. "Public Offering" shall mean the public offering of Common Stock or common stock of any subsidiary of the Corporation registered on Form S-1 (or any successor or equivalent form) under, or registered under Section 5 of, the Securities Act of 1933, as amended.

                  (b) Redemption At the Option of the Corporation. On and after December 10, 2004, to the extent that the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Series B Preferred Stock, in whole or in part, at redemption prices per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon, if any, to the date fixed for redemption, without interest:

                Year Beginning                         Percentage of Liquidation
                 December 10,                               Value Per Share
                 ------------                               ---------------
                     2004                                       110.0%
                     2005                                       107.5%
                     2006                                       105.0%
                     2007                                       102.5%
                     2008                                       100.0%


         Notwithstanding the foregoing, the Corporation may redeem less than all of the shares of Series B Preferred Stock only if, at the time of and after giving effect to such redemption, there shall remain outstanding a number of shares of Series B Preferred Stock having an aggregate Liquidation Value equal to at least 50% of the aggregate Liquidation Value of all shares of Series B Preferred Stock originally issued, without giving effect to any previous redemptions of Series B Preferred Stock pursuant to this Section B.5.

                  (c) Redemption In the Event of a Change of Control.

                           (i) In the event of a Change of Control prior to
                  December 10, 2002, to the extent that the Corporation shall have funds legally available for such payment, the Corporation may, at its option, elect to redeem shares of Series B Preferred Stock, in whole but not in part, upon a date no later than 5 days following the Change in Control, at a redemption price per share in cash equal to 116% of the Liquidation Value of such share, together with accrued and unpaid cash dividends thereon, if any, to the date fixed for redemption, without interest.

                           (ii) In the event of a Change of Control prior to
                  December 10, 2002 and an election by the Corporation not to redeem shares of Series B Preferred Stock pursuant to paragraph 5(c)(i) above, or in the event of a Change of Control on or subsequent to December 10, 2002, in each case to the extent that the Corporation shall have funds legally available for such payment, the Corporation shall be required to offer to redeem all of the shares of Series B Preferred Stock then outstanding and shall be required to redeem the shares of Series B Preferred Stock of any holder of such shares that shall consent to such redemption, upon a date no later than 30 days (or if a later date is required in order to comply with the federal securities laws, the first date thereafter on which such redemption is permitted under the federal securities laws) (such date being referred to as the "Change of Control Redemption Date") following the Change in Control, at a redemption price per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon, if any, to the date fixed for redemption, without interest.

                Year Beginning                         Percentage of Liquidation
                 December 10,                               Value Per Share
                 ------------                               ---------------
                     1999                                       108.00%
                     2000                                       108.00
                     2001                                       108.00
                     2002                                       108.00
                     2003                                       108.00
                     2004                                       105.00
                     2005                                       103.75
                     2006                                       102.50
                     2007                                       101.25
                     2008                                       100.00


                  "CHANGE OF CONTROL" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any person or group comprised solely of the Initial Investors, has become the beneficial owner, by way of merger, consolidation or otherwise, of 40% or more of the voting power of all classes of voting securities of the Corporation, and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Corporation than that beneficially owned by the Initial Investors; or (b) a sale or transfer of all or substantially all of the assets of the Corporation to any person or group (other than any group controlled by the Initial Investors or their affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation, then in office.

                  "INITIAL INVESTORS" means DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners -A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ First ESC, L.P., DLJ EAB Partners, L.P., DLJ ESC II, L.P. and Caravelle Investment Fund, L.L.C. (determined as of the date of issuance of the Series B Preferred Stock), Media/Communications Partners III Limited Partnership, M/C Investors L.L.C., Fleet Mezzanine Capital, Inc., Peter J. Quandt and Paul J. Crecca and their respective Affiliates.

                  "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

                  "PERSON" means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

                  (d) Mandatory Redemption. To the extent the Corporation shall have funds legally available for such payment, on December 10, 2011, if any shares of the Series B Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Series B Preferred Stock, at a redemption price equal to the aggregate Liquidation Value, in cash, together with any accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

                  (e) Mandatory Redemption. Upon Consummation of Initial Public Offering. In the event of the Corporation's initial Public Offering and to the extent the Corporation shall have funds legally available for such payment, the Corporation shall be required to offer to redeem that number of shares (the "Public Offering Redemption Amount") of Series B Preferred Stock as have an aggregate Liquidation Value equal to 30% of the aggregate Liquidation Value of all shares of Series B Preferred Stock then outstanding, upon a date no later than 30 days (or if a later date is required in order to comply with the federal securities laws, the first date thereafter on which such redemption is permitted under the federal securities laws) (such date being referred to herein as the "Public Offering Redemption Date") following the consummation of the initial Public Offering. The applicable redemption price per share to be paid by the Corporation with respect to such redemption shall be equal to 116% of the Liquidation Value of such share (the "Call Price"), in cash, with accrued and unpaid cash dividends thereon, if any, to the date fixed for redemption, without interest, provided that if the Corporation is unable to redeem such shares of Series B Preferred Stock prior to the Public Offering Redemption Date, the Corporation shall be obligated to effect such redemption upon the earliest date thereafter upon which such redemption would be permitted, except that the Call Price applicable upon such subsequent redemption shall be 117%.

                  (f) Status of Redeemed Shares. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock, provided that no such issued and reacquired shares of Series B Preferred Stock shall be reissued or sold as Series B Preferred Stock.

                  (g) Failure to Redeem. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to Section B.5(c)(ii) or B.5(d) or the Public Offering Redemption Amount of shares of Series B Preferred Stock pursuant to Section B.5(e) (each, a "Mandatory Redemption Obligation"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series B Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series B Preferred Stock) or (ii) in accordance with Section B.3(e), declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

                  (h) Failure to Pay Dividends. Notwithstanding the foregoing provisions of this Section B.5, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Series B Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all Dividend Periods terminating on or prior to the applicable redemption date, none of the shares of Series B Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series B Preferred Stock are redeemed pro rata.

         6. Procedure for Redemption.

                  (a) In the event the Corporation shall redeem shares of Series B Preferred Stock pursuant to Sections B.5(a), (b), (c)(i) or (d), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation, provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                  (b) In the case of any redemption pursuant to Sections B.5(a),
         (b), (c)(i) or (d), notice having been mailed as provided in Section B.6(a) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (c) In the case of a redemption pursuant to Section B.5(c)(ii), notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 10 days following the occurrence of the Change of Control and not less than 20 days prior to the Change of Control Redemption Date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation, provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the Change of Control Redemption Date; (iii) the redemption price; (iv) that such holder may elect to cause the Corporation to redeem all or any of the shares of Series B Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date. Upon receipt of such notice, the holder shall, within the time period specified therein, return such notice to the Corporation indicating the number of shares of Series B Preferred Stock such holder shall elect to cause the Corporation to redeem, if any.

                  (d) In the case of a redemption pursuant to Section B.5(c)(ii), notice having been mailed as provided in B.6(c) hereof, from and after the Change of Control Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Series B Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (e) In the case of a redemption pursuant to Section B.5(e), notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 10 days following the occurrence of the initial Public Offering and not less than 20 days prior to the Public Offering Redemption Date, to each holder of record of the shares of Series B Preferred Stock at such holder's address as the same appears on the stock register of the Corporation, provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) that an initial Public Offering has occurred; (ii) the Public Offering Redemption Date; (iii) the redemption price; (iv) that, subject to pro rata cutbacks in the event the redemption is oversubscribed, such holder may elect to cause the Corporation to redeem all or any of the shares of Series B Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem, and which the Corporation redeems, will cease to accrue on such Public Offering Redemption Date. Upon receipt of such notice, the holder shall, within the time period specified therein, return such notice to the Corporation indicating the number of shares of Series B Preferred Stock such holder shall elect to cause the Corporation to redeem, if any. In the event holders of shares of Series B Preferred Stock elect to cause the Corporation to redeem an aggregate number of shares of Series B Preferred Stock that is greater than the Public Offering Redemption Amount, the shares of Series B Preferred Stock held by each such holder will be redeemed by the Corporation on a pro rata basis up to, in the aggregate, the Public Offering Redemption Amount.

                  (f) In the case of a redemption pursuant to Section B.5(e), notice having been mailed as provided in Section B.6(e) hereof, from and after the Public Offering Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Series B Preferred Stock to be redeemed by the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         7. Voting Rights.

                  (a) The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section B.7, as otherwise provided by law.

                  (b) If and whenever (i) after December 10, 2004, four consecutive or six quarterly cash dividends payable on the Series B Preferred Stock have not been paid in full, (ii) for any reason (including the reason that funds are not legally available for a redemption), the Corporation shall have failed to discharge any Mandatory Redemption Obligation, (iii) the Corporation shall have failed to provide the notice required by Sections B.6(c) or B.6(e) hereof within the time period specified in such sections or (iv) the Corporation shall have failed to comply with Sections B.3(d), B.3(e) or B.7(d) hereof, the number of directors then constituting the Board of Directors shall be increased by one and the holders of a majority of the outstanding shares of Series B Preferred Stock, together with the holders of shares of every other series of preferred stock upon which like rights have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem) (any such series is referred to as the "Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the one additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Preferred Shares called as hereinafter provided.

                  (c) Whenever (i) all arrears in cash dividends on the Series B Preferred Stock and the Preferred Shares then outstanding shall have been paid and cash dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, (ii) the Corporation shall have fulfilled its Mandatory Redemption Obligation, (iii) the Corporation shall have fulfilled its obligation to provide notice as specified in subsection (b)(iii) hereof, or (iv) the Corporation shall have complied with Sections B.3(d), B.3(e) and B.7(d) hereof, as the case may be, then the right of the holders of the Series B Preferred Stock to elect such additional director shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future (i) arrearage in four consecutive quarterly cash dividends, (ii) failure to fulfill any Mandatory Redemption Obligation, (iii) failure to fulfill the obligation to provide the notice required by Sections B.6(c) or B.6(e) hereof within the time period specified in such sections or

         (iv) failure to comply with Sections B.3(d), B.3(e) or B.7(d)), the terms of office of the person elected as director by the holders of the Series B Preferred Stock shall forthwith terminate and the number of members of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series B Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series B Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series B Preferred Stock and of the Preferred Shares for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series B Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur with respect to the director elected by the holders of the Series B Preferred Stock and the Preferred Shares, a successor shall be elected in accordance with the procedures of Section B.7(b) to serve until the next annual meeting of the stockholders or special meeting held in place thereof, if such office shall not have previously terminated as provided above.

                  (d) Without the written consent of 66 2/3% of the outstanding shares of Series B Preferred Stock or the vote of holders of 66 2/3% of the outstanding shares of Series B Preferred Stock at a meeting of the holders of Series B Preferred Stock called for such purpose, the Corporation will not (i) amend, alter, waive or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock, provided that any such amendment that decreases the dividend payable on or the Liquidation Value of the Series B Preferred Stock shall require the affirmative vote of holders of each share of Series B Preferred Stock at a meeting of holders of Series B Preferred Stock called for such purpose or written consent of the holder of each share of Series B Preferred Stock; (ii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Series B Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create, authorize and issue Parity Securities for the purpose of utilizing the proceeds from the issuance of such Parity Securities for the redemption or repurchase of all outstanding shares of Series B Preferred Stock in accordance with the terms hereof or of the Investors' Agreement or
         (iii) merge or consolidate, or sell, exchange or convey all or substantially all of the assets, property or business of the Corporation unless, in the case of a merger or consolidation, (A) if the Corporation is not the surviving corporation, the seniority, rights, powers and preferences of the Series B Preferred Stock continue unimpaired and on identical terms after such transaction or (B) the surviving corporation has a Consolidated Net Worth (immediately following any such transaction) at least equal to that of the Corporation immediately prior to such transaction.

                  "CONSOLIDATED NET WORTH" means at any date and with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 10, 1999 in the book value of any asset owned by such Person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and all equity investments in Persons which are not subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

                  "INVESTORS' AGREEMENT" means the Investors' Agreement dated as of December 10, 1999 among the Corporation, Haights Cross Operating Company, DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ EAB Partners, L.P., DLJ First ESC, L.P., DLJ ESC II, L.P., DLJ Investment Partners II, L.P., DLJ Investment Partners, L.P., DLJ Investment Funding II, Inc., Caravelle Investment Fund, L.L.C., Media/Communications Partners III Limited Partnership, M/C Investors L.L.C., Fleet Mezzanine Capital, Inc., Peter J. Quandt and Paul J. Crecca.

                  (e) In exercising the voting rights set forth in this Section B.7, each share of Series B Preferred Stock shall have one vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of Liquidation Value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

         8. Reports. So long as any of the Series B Preferred Stock is outstanding, the

Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, financial statements containing the same financial information as would be required in such reports.

         9. General Provisions.

                  (a) The Corporation shall not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation against impairment. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series B Preferred Stock.

                  (b) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

                  (c) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

                  (d) The headings of the sections, subsections, paragraphs, subparagraphs, clauses and subclauses used herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                  (e) Each holder of Series B Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements, including the Indenture dated as of December 10, 1999 among the Corporation and the parties listed on the signature pages thereto, relating to the Corporation's 13% Senior Subordinated Notes Due 2009.

                         C. UNDESIGNATED PREFERRED STOCK

         Undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Undesignated Preferred Stock that may be redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

         Authority is hereby expressly granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, whether full, limited, or none, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware and the terms of this Certificate of Incorporation. Without limiting the generality of the foregoing, the resolutions providing for the issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and the terms of this Certificate of Incorporation. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be required for the issuance of any shares of any series of the Undesignated Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

                                 D. COMMON STOCK

         1. Designation; Ranking. A total of 30,000,000 shares of the Corporation's capital stock shall be designated as Common Stock, par value $.001 per share (the "Common Stock"). The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

         2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

         5. Fractional Shares; Uncertificated Shares. The Corporation may issue fractional shares of Common Stock and Preferred Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock and Preferred Stock, or fractions thereof, may, but need not be, represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.

                                    ARTICLE V

         Except as otherwise expressly provided in this Certificate, the property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law, the Bylaws or this Certificate of Incorporation, all of the powers of the Corporation shall be vested in such Board. The number of Directors shall be fixed by resolution duly adopted from time to time by the Board of Directors. A Director need not be a stockholder of the Corporation.

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                   ARTICLE VII

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

         Any repeal or modification of this Article VII (i) by the stockholders of the Corporation or (ii) by an amendment to the General Corporation Law of the State of Delaware, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.

                                  ARTICLE VIII

         Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE IX

         Except as otherwise provided herein with respect to the Series A Preferred Stock and the Series B Preferred Stock, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein, other than those rights conferred herein to the holders of the Series A Preferred Stock and the Series B Preferred Stock, are granted subject to this reservation.

                                  [END OF TEXT]

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 9th day of December, 1999.

                                      HAIGHTS CROSS COMMUNICATIONS, INC.



                                      By: /s/ Paul J. Crecca
                                         ---------------------------------------
                                         Name:   Paul J. Crecca
                                         Title:  Chief Operating Officer, Chief
                                                 Financial Officer and Treasurer

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                    * * * * *


         HAIGHTS CROSS COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation:

                  RESOLVED: That it is advisable and in the best interests of the Corporation to approve and authorize that, subject to the approval of the stockholders of the Corporation, the Corporation's Amended and Restated Certificate of Incorporation be amended by:

                  (a) Adding, as the first sentence of Article IV, Section B.5(b), the following sentence, to read as follows:

         "Prior to September 1, 2003, and only in connection with a Qualified Financing (provided that the Corporation is in compliance with Section 9 of that certain Charter Amendment and Securities Redemption Agreement, dated as of June 27, 2003, by and among the Corporation and the other parties named therein (the "CHARTER AMENDMENT AGREEMENT")), to the extent that the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem all outstanding shares of Series B Preferred Stock, in whole but not in part, at a redemption price per share in cash equal to 112% of the Liquidation Value of such share, to the date fixed for redemption, without interest (for purposes hereof, the term "QUALIFIED FINANCING" shall mean transactions identical in all material respects (including with respect to the sources and uses of funds) to the transactions described in Section 1 of that certain presentation made by HCC, Inc. to Standard & Poors dated June 18, 2003 in the form provided to the Selling Entities (as such term is defined in the Charter Amendment Agreement) (the "S&P PRESENTATION"), which transactions are consummated on a timetable that is substantially consistent with the timetable included in such presentation; provided that, notwithstanding the foregoing, (i) HCC and its subsidiaries may issue debt securities (with or without warrants) with different amortization schedules and maturities than those described in such presentation; (ii) the relative amounts of each tranche of securities and credit facility borrowings may be adjusted as HCC and its subsidiaries determine in their discretion (including the complete elimination of one or more tranche of securities), and (iii) HCC and its subsidiaries may increase the sources of funds by not more than $50 million and use the proceeds as available cash for general corporate purposes (other than any transaction that would violate Section 9 of the Charter Amendment Agreement) (provided that the Corporation's right to redeem the Series B Preferred Stock pursuant to this sentence shall terminate if the Corporation consummates a financing, the proceeds of which will be used to repurchase Haights Cross Operating Company's Senior Subordinated Notes, and the Corporation does not concurrently redeem all of the outstanding shares of Series B Preferred Stock; and, provided, further, that in the event any of the foregoing conditions are not capable of being satisfied, at the request of any Selling Entity, the Corporation shall provide to such Selling Entity a certificate of the Corporation signed by an executive officer of the Corporation to such effect))."

                  (b) Amending the last sentence of Article IV, Section B.5(b) in its entirety, to read as follows:

                  "Notwithstanding the foregoing, in the case of a redemption occurring on or after December 10, 2004, the Corporation may redeem less than all of the shares of Series B Preferred Stock only if, at the time of and after giving effect to such redemption, there shall remain outstanding a number of shares of Series B Preferred Stock having an aggregate Liquidation Value equal to at least 50% of the aggregate Liquidation Value of all shares of Series B Preferred Stock originally issued, without giving effect to any previous redemptions of Series B Preferred Stock pursuant to this Section B.5."

                  (c) Amending the first sentence of Article IV, Section B.6(a) in its entirety, to read as follows:

                  "In the event the Corporation shall redeem shares of Series B Preferred Stock (A) pursuant to the first sentence of Section B.5(b), notice of such redemption shall be given by written notice delivered not less than 3 business days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation, or (B) pursuant to Section B.5(a), the second sentence of Section B.5(b), Section B.5(c)(i) or Section B.5(d), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 14th day of July, 2003.

                                                  /s/Paul J. Crecca
                                          --------------------------------
                                             Name:   Paul J. Crecca
                                             Title:  Chief Financial Officer